Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (number 333-105228) of E. I. du Pont de Nemours and Company of our report dated July 14, 2003 relating to the financial statements of the DuPont Powder Coatings USA, Inc. Profit Sharing Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 14, 2003